150103

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Barbara K. Cegavske	20160007141-92
Barbara K. Cegavske	Filing Date and Time
Secretary of State	01/07/2016 9:45 AM
State of Nevada	Entity Number
	E0405142012-3

Certificate of Designation

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:

That Marketing Solution, Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

RESOLVED, that the Board of Directos hereby designates a series of Preferred Stock to be designated the "Series A Preferred Stock," and with such series to consist of one million (1,000,000) shares;

FURTHER RESOLVED, that the holders of shares of Series A Preferred Stock (collectively, the "Series A Holders") shall be entitled to notice of any stockholders' meeting and to vote as a single class upon any matter submitted to the stockholders for a vote as follows: each Series A Holder shall have such number of votes as is determined by multiplying (a) the number of shares of Series A Preferred Stock held by such Holder, and (b) 1,000. Such voting calculation is hereby authorized by the Company and the Company acknowledges such calculation may result in the total number of possible votes cast by the Series A Holders and all other classes of the Company's stock in any given voting matter exceeding the total aggregate number of shares which this Company shall have authority to issue;

FURTHER RESOLVED, that the Series A Preferred Stock shall not have any dividend, conversion or redemption rights or any liquidation preference.

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X [signature]

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.